SCHEDULE A

to the

USA MUTUALS

EXPENSE WAIVER AND REIMBURSEMENT AGREEMENT

with

USA MUTUALS ADVISORS, INC.

Separate Series of USA MUTUALS

(as amended on December 5, 2016)

Name of Series	Expense Cap
USA Mutuals Vice Fund	1.24%
USA Mutuals/Carbon Beach Deep Value Fund	1.73%

In the event that a Fund’s operating expenses (excluding interest on any borrowings by the Fund, taxes, interest and dividends on short sales, brokerage commissions, acquired fund fees and expenses, extraordinary expenses, Rule 12b-1 fees, sub-transfer agency fees, or any other class specific expenses) exceed the percentage shown above of that Fund’s average daily net assets on an annual basis, the Adviser shall reduce the amount of the investment advisory fee or assume expenses of the Fund in the amount of such excess, up to the amount of the investment advisory fee payable by the Fund to the Adviser.

USA MUTUALS on behalf of its series listed on Amended Schedule A	USA MUTUALS ADVISORS, INC.

By: /s/Joseph C. Neuberger	By: /s/ Michael N. Loukas
Name: Joseph C. Neuberger	Name: Michael N. Loukas
Title: Chairman	Title: President